EXHIBIT 99.2

                         QUARTERLY REPORT ON FORM F-4 OF
                           HARRIS SAVINGS BANK FOR THE
                       FISCAL QUARTER ENDED MARCH 31, 1997

                      Federal Deposit Insurance Corporation
                                     Form F4

Quarterly Report Under Section 13 of the Securities Exchange Act of 1934
for the Quarter
Ended March 31. 1997
      --------------------------------------------------------------------------
FDIC Insurance Certificate Number 30174
                                  ----------------------------------------------

                              Harris Savings Bank
--------------------------------------------------------------------------------
                (Exact name of bank as specified in its charter)

                                  Pennsylvania
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation of organization)

                                   25-1720585
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

        235 North Second Street, P.O. Box 1711. Harrisburg, Pennsylvania
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

                                     17105
--------------------------------------------------------------------------------
                                   (Zip Code)

Bank's telephone number, including area code (717) 236-4041
                                             -----------------------------------

                                      N/A
--------------------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)

      Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes __ No__

      Indicate the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date 11.221.800 shares of common
                                                --------------------------------
stock, par value of $.01 per share, outstanding at April 30. 1997
-----------------------------------------------------------------

Federal Deposit Insurance Corporation Form F-4
March 31, 1997

Item 1 Financial Statements and related Notes to Financial Statements

      The contents of Item 1 appear beginning on the next page of this report.







                (Balance of this page left intentionally blank.)

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition
                                 (in thousands)

                                                                               March 31,        December 31,       March 31,
                                                                                 1997              1996              1996
                                                                              -----------       -----------       -----------
                                                                              (unaudited)      (unaudited)        (unaudited)
Assets
Cash and cash equivalents                                                     $    25,646       $    29,693       $    19,312
Marketable securities held-to-maturity (note 2)                                   102,728           109,417           129,585
Marketable securities available-for-sale (note 2)                                 891,340           719,493           382,298
Loans receivable, net                                                             840,803           823,916           672,717
Loans held for sale, net                                                            9,035             9,053                 0
Loan servicing rights (note 3)                                                     11,991            12,264             7,428
Real estate held for investment                                                       700               898               868
Foreclosed real estate                                                              6,833             7,042             6,559
Premises and equipment, net of accumulated
 depreciation of $14,176, $13,845, and $12,586                                     14,964            14,595            10,147
Accrued interest receivable                                                        14,023            12,052             8,018
Income taxes receivable                                                               910             4,677                 0
Intangible assets                                                                  21,110            21,695             9,616
Other assets                                                                        3,244             3,317             2,949
                                                                              -----------       -----------       -----------
  Total assets                                                                $ 1,943,327       $ 1,768,112       $ 1,249,497
                                                                              ===========       ===========       ===========

Liabilities and Stockholders' Equity
Deposits                                                                      $ 1,175,462       $ 1,173,423       $ 1,062,227
Escrow                                                                              8,175             8,203             5,988
Accrued interest payable                                                            8,522             3,012             6,147
Postretirement benefit obligation                                                   2,430             2,360             2,154
Other borrowings (note 4)                                                         589,720           420,631            18,585
Deferred tax liability, net                                                         1,055             3,257               147
Income taxes payable                                                                    0                 0               778
Other liabilities                                                                   4,159             4,474             2,636
                                                                              -----------       -----------       -----------
  Total liabilities                                                             1,789,523         1,615,360         1,098,662
                                                                              -----------       -----------       -----------

Common stock, $.01 par value, authorized 50,000,000 shares;
 11,221,300 shares issued and outstanding at March 31, 1997,
 11,216,400 shares issued and outstanding at December 31, 1996, and
 11,211,400 shares issued and outstanding at March 31, 1996                           112               112               112
Paid in capital                                                                    26,105            25,902            25,511
Retained earnings                                                                 129,153           124,812           126,594
Net unrealized (loss) gain on marketable securities (note 2)                          (26)            3,615               794
Employee stock ownership plan                                                        (900)           (1,024)           (1,395)
Recognition and retention plans                                                      (640)             (665)             (781)
                                                                              -----------       -----------       -----------
Total stockholders' equity                                                        153,804           152,752           150,835
                                                                              -----------       -----------       -----------
Total liabilities & stockholders' equity                                      $ 1,943,327       $ 1,768,112       $ 1,249,497
                                                                              ===========       ===========       ===========

See accompanying notes to consolidated financial statements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                       Consolidated Statements of Income
                     (in thousands, except per share data)


                                                                              Three months ended March 31,
                                                                        --------------------------------------
                                                                            1997                      1996
                                                                        ------------              ------------
Interest income:                                                         (unaudited)               (unaudited)
  Loans receivable:
    First mortgage loans                                                $     11,160              $      9,947
    Commercial  loans                                                          1,275                     1,055
    Consumer and other loans                                                   4,775                     2,406
Taxable investments                                                            4,736                     2,193
Taxfree investments                                                            1,306                        93
Dividends                                                                      1,518                       383
Mortgage-backed securities                                                     6,618                     5,757
Money market securities                                                           66                        17
                                                                        ------------              ------------
    Total interest income                                                     31,454                    21,851
                                                                        ------------              ------------

Interest expense:
  Deposits                                                                    13,595                    13,108
  Borrowed funds                                                               6,293                       281
  Escrow                                                                          33                        32
                                                                        ------------              ------------
    Total interest expense                                                    19,921                    13,421
                                                                        ------------              ------------
    Net interest income                                                       11,533                     8,430
Provision for loan losses                                                        152                       210
                                                                        ------------              ------------
    Net interest income after provision for loan losses                       11,381                     8,220
                                                                        ------------              ------------

Non-interest income:
  Service charges on deposits                                                    348                       195
  Other service charges/commissions/fees                                         288                       216
  Net servicing income                                                           558                      (314)
  Gain on sale of mortgage-backed securities (note 2)                          1,044                       154
  Gain (loss) on sale of other securities, net (note 2)                          411                       (15)
  Gain on sale of loans, net                                                     440                         0
  Other                                                                          186                        12
                                                                        ------------              ------------
    Total non-interest income                                                  3,275                       248
                                                                        ------------              ------------

Non-interest expense:
  Salaries and benefits                                                        4,074                     2,730
  Equipment expense                                                              429                       270
  Occupancy expense                                                              752                       513
  Advertising and public relations                                               439                       219
  FDIC insurance                                                                 191                       612
  Director fees                                                                   76                        78
  Income from real estate operations                                             (96)                     (136)
  Amortization and write-off of intangibles                                      587                       370
  Other                                                                        1,205                     1,049
                                                                        ------------              ------------
    Total non-interest expense                                                 7,657                     5,705
                                                                        ------------              ------------
Income before income taxes                                                     6,999                     2,763
Income tax expense (note 5)                                                    2,290                     1,052
                                                                        ------------              ------------
    Net income                                                          $      4,709              $      1,711
                                                                        ============              ============
Net income per share                                                    $       0.42              $       0.15
                                                                        ============              ============
Weighted average shares outstanding                                       11,131,356                11,069,166



          See accompanying notes to consolidated financial statements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity
                                 (in thousands)

                                                                                     Net         Employee   Recognition
                                                                                  Unrealized      Stock          And
                                            Common       Paid In     Retained    Gain (Loss)    Ownership    Retention
                                             Stock       Capital     Earnings   on Securities     Plan          Plans        Total
                                           --------     --------     --------   -------------   ---------   -----------    --------
Balance at January 1, 1996                 $    112     $ 25,322     $125,244     $  3,120      $ (1,519)     $   (820)    $151,459
Net income                                                              1,711                                                 1,711
Dividends paid at $.145 per share                                        (361)                                                 (361)
Exercised stock options                                       61                                                                 61
Change in unrealized gain (loss) on marketable
  securities, net of tax effect of ($1,401)                                         (2,326)                                  (2,326)
ESOP stock committed for release                                                                     124                        124
Earned portion of RRP plans                                                                                         39           39
Excess of fair value above cost of ESOP
  stock committed for release                                108                                                                108
Excess of fair value above cost of earned
  portion of RRP stock                                        20                                                                 20
                                           --------     --------     --------     --------      --------      --------     --------
Balance et March 31, 1996                  $    112     $ 25,511     $126,594     $    794      $ (1,395)     $   (781)    $150,835
                                           ========     ========     ========     ========      ========      ========     ========
Balance at January 1, 1997                 $    112     $ 25,902     $124,812     $  3,615      $ (1,024)     $   (665)    $152,752
Net income                                                              4,709                                                 4,709
Dividends paid at $.145 per share                                        (368)                                                 (368)
Exercised stock options                                       49                                                                 49
Change in unrealized gain (loss) on marketable
  securities, net of tax effect of ($2,216)                                         (3,641)                                  (3,641)
ESOP stock committed for release                                                                     124                        124
Earned portion of RRP plans                                                                                         25           25
Excess of fair value above cost of ESOP
  stock committed for release                                130                                                                130
Excess of fair value above cost of earned
  portion of RRP stock                                        24                                                                 24
                                           --------     --------     --------     --------      --------      --------     --------
Balance at March 31, 1997                  $    112     $ 26,105     $129,153     $    (26)     $   (900)     $   (640)    $153,804
                                           ========     ========     ========     ========      ========      ========     ========

See accompanying notes to consolidated financial statements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                                    Three months ended March 31,
                                                                                  -------------------------------
                                                                                      1997                 1996
                                                                                  -----------          -----------
                                                                                  (unaudited)          (unaudited)
Cash flows from operating activities:
    Net income                                                                     $   4,709            $  1,711
    Adjustments to reconcile net income to net cash provided
      by operating activities:
        Provision for loan losses                                                        152                 210
        Net depreciation, amortization and accretion                                     850               1,555
        Origination of loans held for sale                                           (18,829)                  0
        Proceeds from sale of loans held for sale                                     19,221                   0
        Net gain on sales of interest earning assets                                  (1,895)               (139)
        Loss (gain) on the sale of foreclosed real estate                                (16)                  8
        Equity losses from joint ventures                                                 52                   4
        Increase (decrease) in accrued interest receivable                            (1,971)                261
        Increase in accrued interest payable                                           5,510               5,330
        Amortization and write-off of intangibles                                        585                 370
        Earned ESOP shares                                                               254                 232
        Earned RRP shares                                                                 49                  59
        Deferred income taxes                                                            285                 (15)
        Other, net                                                                     3,327                 743
                                                                                   ---------            --------
      Net cash provided by operating activities                                       12,283              10,329
                                                                                   ---------            --------

Cash flows from investing activities:
    Proceeds from maturities and principal reductions of
      marketable securities:
          Held-to-maturity                                                             6,687              20,049
          Available-for-sale                                                           7,188              17,210
    Proceeds from sales of marketable securities available-for-sale                  145,485              27,952
    Purchase of marketable securities available-for-sale                            (328,943)            (55,823)
    Loans sold                                                                         4,409                   0
    Net increase in loan originations less principal
      payments of loans                                                              (21,632)            (21,836)
    Purchase of loan servicing rights                                                    (29)             (2,762)
    Investment in real estate held for investment                                         20                   0
    Proceeds from payments on real estate held for investment                            130                   9
    Purchase of premises and equipment                                                  (691)               (270)
    Cash proceeds received from the sale of foreclosed
      real estate                                                                        276                  42
                                                                                   ---------            --------
      Net cash used in investing activities                                         (187,100)            (15,429)
                                                                                   ---------            --------

                                  (continued)

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                                  (continued)
                                 (in thousands)

                                                                                    Three months ended March 31,
                                                                                  -------------------------------
                                                                                      1997                 1996
                                                                                  -----------          -----------
                                                                                  (unaudited)          (unaudited)
Cash flows from financing activities:
    Net increase (decrease) in deposits                                            $  2,039             $(11,483)
    Net increase (decrease) in other borrowings                                     169,090                 (595)
    Net (decrease) increase in escrow, stock over-subscriptions,
      and stock subscriptions payable                                                   (40)               1,339
    Cash dividends                                                                     (368)                (362)
    Proceeds from the exercise of stock options                                          49                   61
                                                                                   --------             --------
    Net cash provided by financing activities                                       170,770              (11,040)
                                                                                   --------             --------

    Net (decrease) increase in cash and cash equivalents                             (4,047)             (16,140)

Cash and cash equivalents at beginning of year                                       29,693               35,452
                                                                                   --------             --------

Cash and cash equivalents at end of year                                           $ 25,646             $ 19,312
                                                                                   ========             ========
Supplemental disclosures:

Cash paid during the years for:

    Interest on deposits, advances and other borrowings
       includes interest credited to deposit accounts)                             $ 13,457             $  8,365
    Income taxes                                                                         26                  317

Non-cash investing activities:

    Transfers from loans to foreclosed real estate                                 $      0             $     79
    Mortgage-backed securities received in exchange for
      mortgage loans                                                                      0               25,753
    Decrease (increase) in carrying value of marketable
      securities available-for-sale                                                   5,857                3,727



See accompanying notes to consolidated financial statements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
         (All dollar amounts presented in the tables are in thousands)


(1) Accounting Policies

The Consolidated Financial Statements include the accounts of Harris Savings Bank and its wholly-owned subsidiaries Avstar Mortgage Corporation, Harris Delaware Corporation, H. S. Service Corporation, First Harrisburg Service Corporation, and C. B. L. Service Corporation. All material intercompany balances and transactions have been eliminated in consolidation.

The information contained in the Consolidated Financial Statements is unaudited. In the opinion of management all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of interim periods have been made. Operating results for the three month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

The accounting policies followed in the presentation of interim financial results are the same as those followed on an annual basis. These policies are presented on pages 34 through 36 of the 1996 Annual Report to Stockholders.

(2) Marketable Securities

Marketable securities consist of the following as of the dates indicated:




                                                         March 31,      December 31,      March 31,
                                                           1997            1996             1996
                                                         ---------      -----------       ---------
 Held-to-maturity, at amortized cost                     $102,728         $109,417         $129,585
                                                         --------         --------         --------
 Available-for-sale, at amortized cost                    891,404          713,700          381,025
 Available-for-sale, net unrealized (loss) gain               (64)           5,793            1,273
                                                         --------         --------         --------
 Available-for-sale, at fair value                        891,340          719,493          382,298
                                                         --------         --------         --------
 Total marketable securities                             $994,068         $828,910         $511,883
                                                         ========         ========         ========

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
         (All dollar amounts presented in the tables are in thousands)

(2) Marketable Securities (continued)

The amortized cost and fair value of marketable securities at March 31, 1997 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Amortized         Fair
                                                          Cost          Value
                                                       ---------        -----
Held-to-maturity:
    Due in one year or less                             $      0      $      0
    Due after one year through five years                 61,258        60,651
    Due after five years through ten years                 6,239         6,216
    Due after ten years                                        0             0
    Mortgage-backed securities                            35,231        35,150
                                                        --------      --------
             Total securities held-to-maturity          $102,728      $102,017
                                                        ========      ========
Available-for-sale:
    Due in one year or less                             $ 83,368      $ 81,252
    Due after one year through five years                154,376       152,820
    Due after five years through ten years                55,306        55,448
    Due after ten years                                   11,649        11,563
    Equity securities                                    139,234       143,165
    Mortgage-backed securities                           447,471       447,092
                                                        --------      --------
             Total securities available-for-sale        $891,404      $891,340
                                                        ========      ========


Activity from the sale of marketable securities is as follows:

                                                     For the three months ended
                                                               March 31,
                                                     --------------------------
                                                       1997               1996
                                                     --------           -------
        Proceeds                                     $143,414           $27,952
                                                     ========           =======
        Gross gains                                  $  1,511           $   157
        Gross losses                                       56                18
                                                     --------           -------
        Net gain                                     $  1,455           $   139
                                                     ========           =======

All sales of marketable securities occurred in the available-for-sale portfolio.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
         (All dollar amounts presented in the tables are in thousands)

(3) Loans Serviced for Others

The following table sets forth information concerning loans serviced for others as of the dates indicated:



                                                March 31,       December 31,    March 31,
                                                  1997              1996           1996
                                              ----------        -----------     ---------
Unpaid principal balances of
   mortgage loans serviced for:
FHLMC                                         $  636,293          $645,403      $507,125
FNMA                                             317,065           349,671        21,500
Other investors                                   68,046            68,912         1,352
                                                --------        ----------      --------
     Total mortgage loans serviced            $1,021,404        $1,063,986      $529,977
                                              ==========        ==========      ========
Carrying value of mortgage loan
     servicing rights                         $   11,991        $   12,264      $  7,428
                                              ==========        ==========      ========
Fair value of mortgage loan
     servicing rights                         $   12,200        $   12,290      $  7,698
                                              ==========        ==========      ========
Valuation allowance for impairment
     related to mortgage loan
     servicing rights                         $      122        $      122      $    557
                                              ==========        ==========      ========

                      HARRIS SAVINGS BANK AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         (All dollar amounts presented in the tables are in thousands)

(4) Other Borrowings

The following table presents the composition of the Bank's other borrowings as of the dates indicated.

                                      March 31,       December 31,     March 31,
                                        1997             1996            1996
                                      ---------       ------------     ---------
FHLB advances                         $588,730          $419,146        $17,100
ESOP loan                                  990             1,485          1,485
                                      --------          --------        -------
Total other borrowings                $589,720          $420,631        $18,585
                                      ========          ========        =======


(5) Income Taxes

Income tax expense for the three month periods ended March 31, 1997 and March 31, 1996 was as follows:

                                                             March 31,
                                                    --------------------------
                                                     1997                1996
                                                    ------              ------
Federal:
     Current                                        $1,584              $  904
     Deferred                                          285                 (15)
                                                    ------              ------
                                                     1,869                 889
State                                                  421                 163
                                                    ------              ------
Income tax expense                                  $2,290              $1,052
                                                    ======              ======


(6) New Accounting Standards

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share". SFAS 128, which supersedes APB Opinion No. 15 (APB 15), "Earnings per Share., specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock. It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS under APB 15. Harris will adopt SFAS 128 as of December 31, 1997. Management does not expect SFAS 128 to have a material effect on the EPS of Harris.

Item 2 Management's Discussion of Financial Condition and Results of Operations

The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for Harris Savings Bank. This discussion should be read in conjunction with the 1996 Annual Report. Current performance does not guarantee, assure, or may be indicative of similar performance in the future.

In addition to historical information, this FDIC Form F-4 Report contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations". Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

(a) Material Changes in Results of Operations

NET INCOME Net income for the three month period ended March 31, 1997 was $4,709,000, representing an increase of $2,998,000, or 175.2%, from the $1,711,000 earned for the first three months of 1996. The increase in net income was due primarily to a $3.1 million, or 36.8%, increase in net interest income, and an increase of $1.3 million in gains on sales of securities in the first quarter of 1997 versus the first quarter of 1996.

NET INTEREST INCOME Net interest income, on a tax equivalent basis, totaled $12,236,000 for the quarter ended March 31, 1997, which represents an increase of $3,756,000, or 44.3%, from the $8,480,000 of tax equivalent net interest income recorded in the quarter ended March 31, 1996. This increase reflected a favorable volume variance of $2,271,000 due to a $497.2 million increase in total average earning assets to $1.702 billion during the quarter ended March 31, 1997 as compared to $1.205 billion recorded during the quarter ended March 31, 1996, due mainly to the acquisition of First Harrisburg Bancor in April 1996. Also reflected was a net favorable rate variance of $1,485,000, which resulted from an increase in net interest margin of 6 basis points to 2.88% in the quarter ended March 31, 1997, as compared to 2.82% recorded in the quarter ended March 31, 1996.

Table 1 on the following page presents the Bank's average asset and liability balances, interest rates, interest income, and interest expense for each of the three month periods ended March 31, 1997 and March 31, 1996, respectively. Table 2 presents a rate-volume analysis of changes in net interest income.

TABLE I - Average Balance Sheets. Rate, and Interest Income and Expense Summary


                                                                               For the quarters ended,
                                                    -------------------------------------------------------------------------------
                                                                   March 31, 1997                        March 31 1996
                                                    -------------------------------------- ----------------------------------------
                                                      Average       (1) (4)      Average     Average        (1) (4)       Average
                                                      Balance       Interest    Yield/Cost   Balance        Interest     Yield/Cost
                                                    ----------      --------    ---------- ----------       --------     ----------
                                                                                 (Dollar amounts in thousands)
Assets:
   Interest-earning assets:
        Mortgage loans, net                         $  548,904       $11,160      8.13%    $  501,816      $ 9,947          7.93%
        Commercial loans                                67,353         1,275      7.57%        47,874        1,055          8.81%
        Other loans, net                               230,621         4,775      8.28%       116,446        2,406          8.26%
        Marketable securities - Taxable                741,765        12,548      6.77%       512,148        8,025          6.27%
        Marketable securities - Taxfree                 92,770         2,009      8.66%         7,374          143          7.76%
        Other interest-earning assets                   20,754           390      7.52%        19,275          325          6.74%
                                                    ----------       -------               ----------      -------
        Total interest-earning assets                1,702,167        32,157      7.56%     1,204,933       21,901          7.27%
                                                                     -------                               -------
        Non interest-earning assets                 $   77,679                                 48,541
                                                    ----------                             ----------
        Total assets                                $1,779,846                             $1,253,474
                                                    ==========                             ==========
Liabilities and stockholders' equity:
   Interest-bearing liabilities:
        Savings deposits                            $  147,614       $   998      2.70%    $  139,248      $ 1,036          2.98%
        Time deposits                                  805,117        11,040      5.48%       762,501       10,734          5.63%
        NOW and money market deposits                  182,461         1,557      3.41%       147,065        1,338          3.64%
        Escrow                                           8,545            33      1.54%         5,730           32          2.23%
        Borrowed funds                                 433,232         6,293      5.81%        20,263          281          5.55%
                                                    ----------       -------               ----------      -------
   Total interest-bearing liabilities                1,576,969        19,921      5.05%     1,074,807       13,421          4.99%
                                                                     -------                               -------
   Non interest-bearing liabilities                     48,782                                 27,044
                                                    ----------                             ----------
   Total liabilities                                 1,625,751                              1,101,851
   Stockholders' equity                                154,095                                151,623
                                                    ----------                             ----------
   Total liabilities and stockholders' equity       $1,779,846                             $1,253,474
                                                    ==========                             ==========
Net interest income before provision for loan losses                 $12,236                               $ 8,480
                                                                     =======                               =======
Interest rate spread (2)                                                          2.51%                                     2.28%
Net interest-earning assess                         $  125,198                             $  130,126
                                                    ==========                             ==========
Net interest margin (3)                                                           2.88%                                     2.82%
Ratio of interest-earning assets to
  interest-bearing liabilities                            1.08x                                   1.12x
                                                    ==========                              ==========

----------
(1) Includes income recognized on deferred loan fees of $252,000 and $370,000 for the comparable 1997 and 1996 periods, respectively.

(2) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(3) Represents the annualized net interest income before provision for loan losses divided by average interest-earning assets.

(4) Interest income and yields are shown on a tax-equivalent basis using an effective tax rate of 35%.

TABLE 2 - Rate/Volume Analysis of Changes in Tax-Equivalent Net Interest Income

                                             Three Months Ended March 31, 1997
                                                         Compared to
                                             Three Months Ended March 31, 1996
                                                     Increase (Decrease)
                                             ---------------------------------
                                              Volume     Rate          Net
                                             --------   ------      ----------
                                               (Dollar amounts in thousands)
Interest-earning assets:
   Mortgage loans, net                        $  933     $ 280       $ 1,213
   Commercial loans                              429      (209)          220
   Other loans, net                            2,358        11         2,369
   Marketable securities - Taxable             3,599       924         4,523
   Marketable securities - Taxfree             1,657       209         1,866
   Other interest-earning assets                  25        40            65
                                              ------    ------       -------
Total interest-earning assets                  9,001     1,255        10,256
                                              ------    ------       -------

Interest-bearing liabilities:
   Savings deposits                               62      (100)          (38)
   Time deposits                                 600      (294)          306
   NOW and money market deposits                 322      (103)          219
   Escrow and stock subscriptions                 16       (15)            1
   Borrowed funds                              5,730       282         6,012
                                              ------    ------       -------
Total interest-bearing liabilities             6,730      (230)        6,500
                                              ------    ------       -------
Net change in net interest income             $2,271    $1,485       $ 3,756
                                              ======    ======       =======

Note: Changes in interest income and interest expense arising from the combination of rate and volume variances are allocated entirely as rate variances.

PROVISION FOR LOAN LOSSES There was a $152,000 provision for loan losses recorded in the quarter ended March 31, 1997, due to loan growth, versus a $210,000 provision for loan losses recorded in the quarter ended March 31, 1996.

NONINTEREST INCOME Noninterest income totaled $3,275,000 for the quarter ended March 31, 1997, which represents an increase of $3,027,000 from the $248,000 recorded in the quarter ended March 31, 1996. This increase can be attributed mainly to an increase in net servicing income of $872,000, due to an increase in loan servicing rights of $4.6 million from March 31, 1996 to March 31, 1997, and a $0 valuation writedown in the first quarter of 1997 versus a $557,000 writedown in the first quarter of 1996, and an increase in the gains on sales of securities of $1,316,000, and a gain on the sale of loans of $440,000.

NONINTEREST EXPENSE Noninterest expense totaled $7,657,000 for the quarter ended March 31, 1997, which represents an increase of $1,952,000, or 34.2%, from the $5,705,000 recorded in the quarter ended March 31, 1996. This increase resulted primarily from additional expenses incurred due to the purchase acquisition of First Harrisburg Bancor in April 1996.

PROVISION FOR INCOME TAXES Corporate income tax expense totaled $2,290,000 for the quarter ended March 31, 1997, which resulted in an effective tax rate of 32.7% on pretax income of $6,999,000. This represents an increase of $1,238,000 from the $1,052,000 of corporate income tax expense recorded during the quarter ended March 31, 1996, which resulted in an effective tax rate of 38.1% for that period on pretax income of $2,763,000. The decrease in the effective tax rate of 540 basis points was due primarily to the purchase of taxfree investments totaling approximately $69.8 million in the twelve months ended March 31, 1997.

Item 2 Management's Discussion of Financial Condition and Results of Operations

     (b) Material Changes in Financial Condition

SOURCES AND USES OF FUNDS Total cash and cash equivalents decreased $4.0 million during the three month period ended March 31, 1997. Operating activities generated cash totaling $12.3 million during the three month period ended March 31, 1997. During this period, investing activities of the Bank resulted in a net use of cash of $187.1 million, due mainly to $328.9 million in purchases of marketable securities. Activities in the bank's portfolio of marketable securities resulted in a net use of cash of $180.0 million for the three month period ended March 31, 1997. The bank's financing activities resulted in a net source of cash totaling $170.8 million during the three month period ended March 31, 1997, as increases in other borrowings provided cash of $169.1 million.

STOCKHOLDERS' EQUITY Stockholders' equity totaled $153.8 million, $152.8 million, and $150.8 million at March 31, 1997, December 31, 1996, and March 31, 1996, respectively. Stockholders' equity amounted to 7.9% on total assets of $1.943 billion as of March 31, 1997, compared to 8.6% on total assets of $1.768 billion at December 31, 1996, and 12.1% on total assets of $1.249 billion at March 31, 1996.

The increase in stockholders' equity of $1.1 million in the three months ended March 31, 1997 resulted mainly from the net of additions of $4.7 million from net income, and a net decrease of $3.6 million in the market value, net of tax effect, of the available-for-sale portfolio. The increase in stockholders' equity of $3.0 million in the twelve month period ended March 31, 1997 included net additions of $4.0 million from net income, and a net decrease of $0.8 million in the market value, net of tax effect, of the available-for-sale securities portfolio.

The Bank's leverage capital ratio, calculated using FDIC capital definitions, totaled 6.9%, 8.3%, and 11.3% at March 31, 1997, December 31, 1996, and March 31, 1996, respectively. The Bank's risk-based capital ratio, calculated using FDIC capital definitions, totaled 13.9%, 14.7%, and 21.8% at March 31, 1997, December 31, 1996, and March 31, 1996, respectively. As of these dates, the Bank's capital ratios exceeded all regulatory minimum capital requirements.

MARKETABLE SECURITIES Marketable securities, excluding cash, totaled $994.1 million, $828.9 million, and $511.9 million at March 31, 1997, December 31, 1996, and March 31, 1996, respectively. Total marketable securities increased $165.2 million, or 19.9%, during the first three months of 1997, and increased $482.2 million, or 94.2%, during the twelve month period ended March 31, 1997. Both of the respective periods' increases were due mainly to increased leveraging, and the purchase of $69.8 million of AAA and AA rated municipal bonds in order to realize tax savings due to the nontaxable interest received on these bonds, and an increase in equity securities of $35.4 million in the three months ended March 31, 1997, and $112.5 million in the twelve month period ended March 31, 1997.

Table 3 on the following page presents the composition of the Bank's marketable securities portfolio as of March 31, 1997, December 31, 1996, and March 31, 1996, respectively,

TABLE 3 - Composition of Marketable Securities Portfolios

The following table sets forth certain information regarding the amortized cost and fair values of the Bank's marketable securities portfolio at March 31, 1997, December 31, 1996, and March 31, 1996:


                                                 March 31, 1997                December 31, 1996               March 31, 1996
                                           ---------------------------      ------------------------      ------------------------
                                           Amortized          Fair          Amortized         Fair        Amortized         Pair
                                              Cost            Value            Cost           Value          Cost           Value
                                           ----------       ----------      ---------       --------      ---------       --------
Held-to-maturity:
  U.S. Government and agencies             $   67,497       $   66,867       $ 72,513       $ 72,783       $ 72,562       $ 72,588
  Mortgage-backed securities:
    FNMA PC's                                   4,600            4,660          4,780          4,901          5,368          5,537
    FHLMC PC's                                      0                0              0              0          1,118          1,117
    FNMA CMO's                                      0                0              0              0          4,240          4,223
    FHLMC CMO's                                     0                0              0              0         10,220         10,196
    Private issue CMO's                        30,631           30,490         32,124         32,228         36,077         36,218
                                           ----------       ----------       --------       --------       --------       --------
  Total mortgage-backed securities             35,231           35,150         36,904         37,129         57,023         57,291
                                           ----------       ----------       --------       --------       --------       --------
  Total securities held-to-maturity        $  102,728       $  102,017       $109,417       $109,912       $129,585       $129,879
                                           ----------       ----------       --------       --------       --------       --------

Available-for-sale:
  U.S. Government and agencies             $  168,396       $  165,393       $143,370       $142,721       $ 40,914       $ 41,492
  Corporate bonds                              17,000           16,448         17,000         16,660              0              0
  SBA's                                             0                0         31,522         31,705              0              0
  Municipal obligations                        93,636           93,723         89,840         90,155         25,227         23,901
  FHLB stock                                   29,449           29,449         20,972         20,972          7,616          7,616
  Other equities                              109,785          113,716         81,915         86,836         20,340         23,016
  Asset-backed securities                      25,667           25,519          2,756          2,758              0              0
  Mortgage-backed securities:
    FNMA PC's                                       0                0         10,040         10,077         12,183         12,068
    FHLMC PC's                                 30,842           31,501         70,942         71,858        134,600        135,062
    GNMA PC's                                       0                0          1,565          1,593              0              0
    Private issue PC's                         21,419           21,511         36,598         36,749         45,640         45,512
    FNMA CMO's                                108,693          108,698         62,597         62,698         61,870         61,275
    FHLMC CMO's                               193,401          192,215        122,851        122,866         32,635         32,356
    Private issue CMO's                        93,116           93,167         21,732         21,845              0              0
                                           ----------       ----------       --------       --------       --------       --------
  Total mortgage-backed securities            447,471          447,092        326,325        327,686        286,928        286,273
                                           ----------       ----------       --------       --------       --------       --------
  Total securities available-for-sale      $  891,404       $  891,340       $713,700       $719,493       $381,025       $382,298
                                           ----------       ----------       --------       --------       --------       --------

Other interest-earning securities:
  FHLB daily investment                       $ 6,701       $    6,701       $  5,265       $  5,265       $ 10,175       $ 10,175
                                           ----------       ----------       --------       --------       --------       --------
Total marketable securities and
  interest bearing investments             $1,000,833       $1,000,058       $828,382       $834,670       $520,785       $522,352
                                           ==========       ==========       ========       ========       ========       ========

LOANS Net loans, including loans held for sale, totaled $849.8 million, $833.0 million, and $672.7 million at March 31, 1997, December 31, 1996, and March 31, 1996, respectively. The increase of $177.1 million, or 26.3%, for twelve month period ended March 31, 1997, resulted from a combination of increased loan demand, low prepayment trends, a low level of loan swapping and selling activities, and the purchase acquisition of First Harrisburg, which accounted for $195.6 million of the increase.

Table 4 on the following page presents an analysis of the Bank's loan portfolio as of March 31, 1997, December 31, 1996, and March 31, 1996, respectively.


                (Balance of this page left intentionally blank.)

TABLE 4 - Loan Composition


                                                       March 31, 1997            December 31, 1996           March 31, 1996
                                                    --------------------       --------------------       --------------------
                                                                 Percent                    Percent                    Percent
                                                                   of                         of                         of
                                                     Amount       Total         Amount       Total         Amount       Total
                                                    --------      ------       --------      ------       --------      ------
Mortgage loans:
   One-to-four family (1)                           $646,690       67.00%       473,143       71.57%       454,253       72.19%
   Other residential real estate (multi-family)          726        0.08             85        0.01             86        0.01
   Construction (2)                                   30,809        3.19         23,415        3.54         19,157        3.05
   Other (primarily commercial real estate)            8,345        0.86          7,037        1.06          6,998        1.11
                                                    --------      ------       --------      ------       --------      ------
      Total mortgage loans                           686,570       71.13        503,680       76.18        480,494       76.36
                                                    --------      ------       --------      ------       --------      ------

Commercial loans                                      51,788        5.37         45,159        6.83         44,024        7.00

Consumer and other loans:
   Automobile                                            165        0.02             29        0.00             32        0.01
   Mobile home                                        64,824        6.72         20,991        3.18         15,371        2.44
   Home equity and second mortgage                   157,186       16.28         83,031       12.56         81,350       12.92
   Credit cards                                            0        0.00          3,258        0.49          3,271        0.52
   Other                                               4,662        0.48          5,002        0.76          4,714        0.75
                                                    --------      ------       --------      ------       --------      ------
      Total consumer and other loans                 226,837       23.50        112,311       16.99        104,738       16.64
                                                    --------      ------       --------      ------       --------      ------
      Loans receivable, gross                        965,195      100.00%       661,150      100.00%       629,256      100.00%
                                                    --------      ======       --------      ======       --------      ======
Plus:
   Dealer reserves                                    13,541                      4,308                      3,131
Less:
   Unearned discounts                                   (340)                      (220)                      (247)
   Net deferred loan origination fees                 10,383                      7,959                      7,860
   Allowance for loan losses                           8,141                      6,114                      6,132
                                                    --------                   --------                   --------
                                                      18,184                     13,853                     13,745
                                                    --------                   --------                   --------
      Loans receivable, net                         $960,552                   $651,605                   $618,642
                                                    ========                   ========                   ========
Mortgage loans:
   ARM                                              $131,135       19.10%       105,219       20.89%       103,787       21.60%
   Fixed-rate                                        555,435       80.90        398,461       79.11        376,707       78.40
                                                    --------      ------       --------      ------       --------      ------
      Total mortgage loans:                         $686,570      100.00%       503,680      100.00%       480,494      100.00%
                                                    ========      ======       ========      ======       ========      ======

----------
(1)  Includes net loans held for sale of $9,512 at September 30, 1996.

(2) Net of undisbursed portion of $34,910, $22,301, and $23,728 at September 30, 1996, December 31, 1995, and September 30, 1995, respectively.

PURCHASED MORTGAGE SERVICING RIGHTS As of March 31, 1997, December 31, 1996, and March 31, 1996 the Bank held mortgage loan servicing rights with carrying values totaling $12.0 million, $12.3 million, and $7.4 million, respectively. The unpaid principal balances of loans serviced for others totaled $1.021 billion, $1.064 billion, and $530.0 million at March 31, 1997, December 31, 1996, and March 31, 1996, respectively. The Bank recorded amortization expense on mortgage loan servicing rights totaling $351,000 during the three months ended March 31, 1997. The Bank recorded amortization expense on mortgage loan servicing rights of $823,000 in the first three months of 1996, due mainly to an impairment valuation allowance of $557,000.

At March 31, 1997, the total amount of capitalized mortgage servicing rights (including mortgage servicing rights purchased) was $12,113,000 before valuation allowance. The valuation allowance for impairment related to such rights was $122,000 at March 31, 1997. The fair value of such rights was approximately $12,200,000.

ASSET QUALITY The Bank's asset quality continues to remain sound. Loan charge-offs, net of recoveries, totaled $35,000 for the three month period ended March 31, 1997 compared to $48,000 for the three month period ended March 31, 1996. Loan charge-offs, net of recoveries, totaled $810,000 for the twelve month period ended March 31, 1997. Based on management's continuing review of the loan portfolio, the Bank recorded provision for loan losses of $152,000 for the three month and $1,899,000 for the twelve month period ended March 31, 1997 due to loan growth.

The allowance for loan losses totaled $8,439,000, $8,322,000, and $6,276,000 at March 31, 1997, December 31, 1996, and March 31, 1996, respectively. Stated as a percentage of total loans receivable, the allowance for loan losses amounted to 1.00%, 1.01%, and .93% at March 31, 1997, December 31, 1996, and March 31, 1996,
respectively.

DEPOSITS Deposits, not including escrow, totaled $1.175 billion, $1.173 billion, and $1.062 billion at March 31, 1997, December 31, 1996, and March 31, 1996, respectively. Total deposits grew by $2.0 million, or 0.2%, during the three months ended March 31, 1997. Total deposits increased $113.2 million, or 10.7%, during the twelve month period ended March 31, 1997, due mainly to the purchase acquisition of First Harrisburg, which resulted in an increase of $171.1 million in deposits.

Table 5 on the following page presents the composition of the Bank's deposit portfolio as of March 31, 1997, December 31, 1996, and March 31, 1996, respectively.

TABLE 5 - Deposit Composition


                                    At March 31, 1997           At December 31, 1996          At March 31, 1996
                                -----------------------       -----------------------      -----------------------
                                  Amount        Percent         Amount        Percent        Amount        Percent
                                ----------      -------       ----------      -------      ----------      -------
Demand and NOW accounts         $   91,783         7.81       $   84,715         7.22      $   61,451         5.79
Money market                       129,629        11.03          129,096        11.00         105,049         9.89
Savings                            147,844        12.58          150,019        12.78         139,888        13.17
Time deposits                      806,206        68.58          809,593        69.00         755,839        71.15
                                ----------       ------       ----------       ------      ----------       ------
Total deposits                  $1,175,462       100.00       $1,173,423       100.00      $1,062,227       100.00
                                ==========       ======       ==========       ======      ==========       ======



                (Balance of this page left intentionally blank.)

OTHER BORROWINGS During the three and twelve month periods ended March 31, 1997, the Bank actively engaged in leveraging activities to utilize the Bank's excess capital. Other borrowings totaled $589.7 million, $420.6 million, and $18.6 million at March 31, 1997, December 31, 1996, and March 31, 1996, respectively. These borrowings increased $169.1 million, or 40.2%, during the three months ended March 31, 1997, and increased $571.1 million, during the twelve months ended March 31, 1997. The increases were due to the increase in FHLB advances to $588.7 million, which represents an increase of $169.6 million, or 40.5%, and $571.6 million, during the three months and twelve months ended March 31, 1997, respectively.

Table 6 on the following page presents the composition of the Bank's other borrowings as of March 31, 1997, December 31, 1996, and March 31, 1996, respectively.


                (Balance of this page left blank intentionally.)

TABLE 6 - Other Borrowings



                                   At March 31, 1997           At December 31, 1996           At March 31, 1996
                                ----------------------        ----------------------        ---------------------
                                 Amount        Percent         Amount        Percent         Amount       Percent
                                --------       -------        --------       -------        --------      -------
FHLB advances                   $588,730         99.83        $419,146         99.65         $17,100        92.01
ESOP loan                            990          0.17           1,485          0.35           1,485         7.99
                                --------        ------        --------        ------         -------       ------
Total other borrowings          $589,720        100.00        $420,631        100.00         $18,585       100.00
                                ========        ======        ========        ======         =======       ======



                (Balance of this page left intentionally blank.)

LIQUIDITY The Bank's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank anticipates that it will have sufficient funds available to meet its current commitments.

The Bank exceeded all regulatory standards for liquidity at March 31, 1997, December 31, 1996, and March 31, 1996.

NEW ACCOUNTING STANDARDS In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share". SFAS 128, which supersedes APB Opinion No. 15 (APB 15), "Earnings Per Share", specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock. It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS under APB 15. Harris will adopt SFAS 128 as of December 31, 1997. Management does not expect SFAS 128 to have a material effect on the EPS of Harris.

OTHER MATTERS The Bank filed a Form F-3 for January, 1997. This Form F-3 disclosed that the Bank's Board of Directors approved the reorganization of the Bank and its existing mutual holding company into a two-tier mutual holding company structure with the establishment of a state chartered corporation as the stock holding company parent of the Bank. The information for this item is incorporated by reference from information presented under "Item 12 - Other Materially Important Events" which appears on page 2 of the Form F-3 dated January, 1997.

                                   SIGNATURES

     Under the requirements of the Securities Exchange Act of 1934, the bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              Harris Savings Bank
-------------------------------------------------------------------------------
                                 (Name of bank)

Date 5/14/97  /s/ Wm. J. McLaughlin
     --------------------------------------------------------------------------
                                  (Signature)

          William J. McLaughlin, President and Chief Executive Officer
-------------------------------------------------------------------------------
          Print name and title of signing officer under his signature.

Date 5/14/97  /s/ James L. Durrell
     --------------------------------------------------------------------------
                                  (Signature)

     James L. Durrell, Executive Vice President and Chief Financial Officer
-------------------------------------------------------------------------------
          Print name and title of signing officer under his signature.

Federal Deposit Insurance Corporation Form F-4
March 31, 1997

Exhibit 1 Statement Regarding the Computation of Earnings Per Share

          Exhibit 1 appears on the next page of this report.


                (Balance of this page left intentionally blank.)

                      Federal Deposit Insurance Corporation
                                    Form F-4
                                   Exhibit 1
             Statement regarding computation of Earnings Per Share


                                               For the three month period ended
                                                           March 31,
                                               --------------------------------
                                                   1997                1996
                                               ------------         ----------
Weighted average shares outstanding:

   Common stock                                  11,038,448         10,948,150
                                                 ----------         ----------
   Common stock equivalents: (1)
      Stock options                                  79,428             76,306
      Stock awards                                    7,292             38,522
      ESOP shares                                     6,188              6,188
                                                 ----------         ----------
   Total common stock equivalents:                   92,908            121,016
                                                 ==========         ==========
   Total weighted average shares outstanding     11,131,356         11,069,166
                                                 ==========         ==========
Net income                                       $4,709,000         $1,711,000
                                                 ==========         ==========

Net income per share                                  $0.42              $0.15
                                                 ==========         ==========